EXHIBIT 4 (b) (iv)

Deed of variation

This Deed is dated [ ] 2020
PARTIES
(1)LLOYDS BANK PLC whose registered office is at 25 Gresham Street, London EC2V 7HN (the “Employer”); and
(2)António Horta-Osório (the “Executive”)

BACKGROUND

(A)The Employer and the Executive entered into Heads of Terms dated 2 November 2010 (“HoT”) and an Executive Service Agreement dated 3 November 2010 (the “Agreement”).

(B)Under the HoT and clause 4.1 of the Agreement the Employer was obliged to pay a contribution of 50% of the Executive’s Reference Salary per annum (“the Pension Contribution”) into a registered pension scheme for the benefit of the Executive, or if the Executive chose to opt out of the Scheme or cap pension contributions to the Scheme, to pay a non-pensionable cash allowance of 50% of the Executive’s Reference Salary (“the Pension Allowance”) to the Executive.

(C)In a letter dated 19 February 2019 (“the Letter”) the Executive agreed, amongst other items, with the Employer that, with effect from 1 January 2019, the percentage of the Executive’s Reference Salary that would be used to calculate the Pension Contribution or the Pension Allowance (as the case may be) would be reduced to 33% (“the Revised Rate”) and that the HoT and Agreement should be amended accordingly.

(D)The Parties have agreed that for the 2020 calendar year onwards the percentage of the Executive’s Reference Salary that is to be used to calculate the Pension Contribution or the Pension Allowance (as the case may be) is to be further reduced to 15% (“the New Rate”).

(E)Taking into account payments already made by the Employer for 2020 at the Revised Rate, the Parties have agreed that the rate payable by the Employer for the remaining months of 2020 will need to be lower than the New Rate, depending on how many months of 2020 have been paid at the Revised Rate, so that the total Pension Contribution or Pension Supplement paid by the Employer for 2020 is 15% of the Executive’s annual salary for 2020.

(F)The Parties wish to confirm their agreement by entering this Deed.

AGREED TERMS

1.TERMS DEFINED IN THE AGREEMENT

In this Deed, expressions defined in the Agreement and used in this Deed have the meaning set out in the Agreement. The rules of interpretation set out in the Agreement apply to this Deed.

2.VARIATION

2.1With effect from for the 2020 calendar year onwards and subject to clause 2.2 below, the Parties agree that the HoT and clause 4.1 of the Agreement shall be varied such that the percentage of the Executive’s Reference Salary that is to be used to calculate the Pension Contribution or the Pension Allowance (as the case may be) shall be at the New Rate.
2.2For 2020 it is agreed that, in order to achieve an overall total Pension Contribution or Pension Supplement at the New Rate, the Employer will pay the percentage Pension Contribution or Pension Supplement at the monthly rate set out in the table below (“the Monthly Reduced Rate”), depending on how many months have been paid at the Revised Rate, so that the total Pension Contribution or Pension Supplement paid by the Employer for 2020 is equal to 15% of the Executive’s annual salary for 2020.

Number of months at Revised Rate	Number of months at Reduced Rate	Monthly Reduced Rate	Remaining total Pension
5	7 (June to December 2020)	2.143%	£16,183.75
6	6 (July to December 2020)	0%	(£19,420.11)

2.3If the New Rate is only applied from July to December 2020, the Executive agrees that in addition to the Reduced Rate applying as set out in clause 2.2 above, the Employer will be authorised to reduce the Executive’s monthly salary by 3% each month for the period July to December 2020.
2.4From 1 January 2021 the percentage Pension Contribution or Pension Supplement payable by the Employer will be at the New Rate. For the avoidance of doubt, provided all reductions have been made to the Executive’s salary under clause 2.3, no further salary deductions will be made.
2.5The Executive agrees that, if the Employment terminates before 31 December 2020 for any reason and, at such termination date the Executive has already received more than 15% of their annual salary for 2020 (pro-rated to such termination date) by way of Pension Contribution or Pension Allowance, the Employer will be authorised to deduct from any salary and/or other payments due to the Executive the amount of such excess.
2.6All other terms of the HoT, the Agreement and the Letter shall remain in full force and effect.
3.GOVERNING LAW

This Deed and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

4.JURISDICTION

Each Party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Deed or its subject matter or formation.

IN WITNESS whereof this Deed of Variation has been duly executed as a deed and is delivered and take effect on the date stated at the beginning of it.

Executed as a deed                      )
by Lloyds Bank plc                         )
acting by an authorised attorney    )

                                             …………………………………………………………………..
                                                                      Matt Sinnott
                                                                     Authorised Attorney

In the presence of:

Witness Signature           ………………………………………………………….
Witness Name                  ………………………………………………………….
Witness Address              ………………………………………………………….

Signed as Deed by António Horta-Osório in the presence of:	/s/ António Horta-Osório /s/ Madalena Castel-Branco SIGNATURE OF WITNESS Madalena Castel-Branco …………………………… ADDRESS OF WITNESS